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Exhibit 23.4  Consent and Subscription Rights Letter of FinPro, Inc.

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                                 [Letterhead]

October 22, 1997


Board of Directors
Elgin Financial Center, S.B.
1695 Larkin Avenue
Elgin, Illinois  60123

Dear Board Members:

We hereby consent to the use of our firm's name, FinPro, Inc. ("FinPro") and the reference to our firm as experts in the Application for Conversion to be filed by Elgin Financial Center, S.B. and any amendments thereto and references to our opinion regarding subscription rights filed as an exhibit to the applications referred to hereafter. We also consent to the use of our firm's name in the Registration Statement Form S-1 to be filed by EFC Bancorp, Inc. with the Securities and Exchange Commission and all amendments thereto, and to the statements with respect to us and the references to our Valuation Appraisal Report and in the said Application for Conversion and any amendments thereto and in the Notice and Application for Conversion filed by Elgin Financial Center, S.B., Elgin, Illinois.

                   Very Truly Yours,
                   FinPro, Inc.


                   /s/ DONALD J. MUSSO
                   Donald J. Musso

Liberty Corner, New Jersey
October 22, 1997



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                                 [Letterhead]

October 22, 1997


Board of Directors
Elgin Financial Center, S.B.
1695 Larkin Avenue
Elgin, Illinois  60123


Dear Board Members:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion, as amended (the "Plan") adopted by the Board of Directors of Elgin Financial Center, S.B. (the "Bank"), whereby the Bank will convert from a state mutual savings bank to a state stock savings bank and issue all of the Bank's outstanding capital stock to EFC Bancorp, Inc. (the "Company"). Simultaneously, the Company will issue shares of common stock.

We understand that in accordance with the Plan, Subscription Rights to purchase shares of the Conversion Stock are to be issued to (i) Eligible Account Holders; and (ii) the ESOP; together collectively referred to as the "Recipients". Based solely on our observation that the Subscription Rights will be available to such Recipients without cost, will be legally non-transferable and of short duration, and will afford the Recipients the right only to purchase shares of Conversion Stock at the same price as will be paid by members of the general public in the Community Offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the opinion that:

  (1)the Subscription Rights will have no ascertainable market value; and

  (2)the price at which the Subscription Rights are excercisable will not be more or less than the pro forma market value of the shares upon issuance.

Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Company's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of Conversion Stock in the conversion will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.

                        Very Truly Yours,
                        FinPro, Inc.



                        /s/ DONALD J. MUSSO
                        Donald J. Musso
                        President